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Assurant Purchases $130 Million Catastrophe Reinsurance Coverage

NEW YORK, Jan. 31, 2012 -- Assurant, Inc. (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, announced today that certain of its subsidiaries have entered into reinsurance agreements providing for $130 million in three-year, fully collateralized reinsurance from Ibis Re II Ltd., a special purpose reinsurance company domiciled in the Cayman Islands. Bonds issued by Ibis Re Ltd. in 2009, for $150 million, will expire in May 2012.

Ibis Re II financed the property catastrophe reinsurance coverage by issuing $130 million in catastrophe bonds to qualified institutional buyers. The coverage complements Assurant’s traditional catastrophe reinsurance, which provides broad protection from catastrophic storm activity to the company’s clients and shareholders.

As a component of Assurant’s comprehensive risk management program, the Ibis Re II reinsurance consists of two separate layers of coverage for protection against losses from individual hurricane events in Hawaii, Puerto Rico and along the Gulf and Eastern Coasts of the United States.

“We are pleased to have successfully placed this property catastrophe reinsurance coverage, which supplements Assurant’s Catastrophe Reinsurance Program,” said Gene Mergelmeyer, president and CEO of Assurant Specialty Property. “Guided by a long-term perspective and a strong risk management strategy, Assurant continually works to further protect our clients and shareholders from the risk created by catastrophic storm activity.”

Additional details regarding Assurant’s Catastrophe Reinsurance Program for 2012 will be announced after the placement of the program with reinsurers this summer.

Assurant is a premier provider of specialized insurance products and related services in North America and select worldwide markets. Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has approximately $27 billion in assets and $8 billion in annual revenue. www.assurant.com

Safe Harbor Statement: Some of the statements included in this news release may constitute forward-looking statements that involve a number of risks and uncertainties. Our actual results may differ materially from those projected in any forward-looking statements. For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including but not limited to, our 2010 Annual Report on Form 10-K and upcoming 2011 Annual Report on Form 10-K, each as filed with the SEC.

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Media Contact:	Investor Relations:
Vera Carley	Melissa Kivett	Brian D. Koppy
Director, Media Relations	Senior Vice President	Vice President
and Financial Communications	Investor Relations	Investor Relations
Phone: 212-859-7002	Phone: 212-859-7029	Phone: 212-859-7197
vera.carley@assurant.com	melissa.kivett@assurant.com	brian.koppy@assurant.com